EXECUTION VERSION

The taking of any Senior Subordinated Note Document or any certified copy thereof or any other documents which constitute substitute documentation therefor, or any document that includes written confirmations or references thereto, into Austria as well as printing out any e-mail communication that refers to any Senior Subordinated Note Document in Austria or sending any e-mail communication to which a pdf-scan of any Senior Subordinated Note Document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Senior Subordinated Note Document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original documents as well as all certified copies thereof and written and signed references thereto outside of Austria and avoid printing out any e-mail communication which refers to any Senior Subordinated Note Document in Austria or sending any e-mail communication to which a pdf-scan of any Senior Subordinated Note Document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature that refers to any Senior Subordinated Note Document to an Austrian addressee.

SECOND SENIOR SUBORDINATED NOTES SUPPLEMENTAL INDENTURE (this “Senior Subordinated Notes Supplemental Indenture”) dated as of June 30, 2014 among BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) II S.A., a public limited liability company (société anonyme) (the “Luxembourg Issuer”), BEVERAGE PACKAGING HOLDINGS II ISSUER INC., a Delaware corporation (the “US Issuer” and, together with the Luxembourg Issuer, the “Issuers”), BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) I S.A., a public limited liability company (société anonyme) (“BP I”) the affiliate of the Issuers party hereto (the “Additional Senior Subordinated Note Guarantor”), THE BANK OF NEW YORK MELLON, as trustee (the “Trustee”), principal paying agent, transfer agent, registrar, and THE BANK OF NEW YORK MELLON, LONDON BRANCH, as paying agent, under the indenture dated as of December 10, 2013, as amended or supplemented (the “Senior Subordinated Notes Indenture”), in respect of the issuance of an aggregate principal amount of $590,000,000 of 6.000% Senior Subordinated Notes due 2017 (the “Senior Subordinated Notes”).

W I T N E S S E T H :

WHEREAS pursuant to Section 4.11(a)(i) of the Senior Subordinated Notes Indenture, each Restricted Subsidiary incorporated or otherwise organized under the laws of a jurisdiction other than the United States of America or any state thereof or the District of Columbia shall be required to enter into its respective Subordinated Guarantee within 135 days following the Issue Date (or on such later date as may be permitted by the Applicable Representative in its sole discretion);

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WHEREAS pursuant to Section 9.01 of the Senior Subordinated Notes Indenture, BP I, the Issuers and the Trustee are entitled to execute and deliver this Senior Subordinated Notes Supplemental Indenture;

Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to them in the Senior Subordinated Notes Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Additional Senior Subordinated Note Guarantor mutually covenants and agrees for the equal and ratable benefit of the Holders of the Senior Subordinated Notes as follows:

1. Guarantee. The Additional Senior Subordinated Note Guarantor hereby jointly and severally with all other Subordinated Guarantors unconditionally guarantee the Issuers’ obligations under the Senior Subordinated Notes and the Senior Subordinated Notes Indenture on the terms and subject to the conditions set forth in Article X of the Senior Subordinated Notes Indenture and agree to be bound as a Subordinated Guarantor by all the other applicable provisions of the Senior Subordinated Notes Indenture.

2. Ratification of Senior Subordinated Notes Indenture; Senior Subordinated Notes Supplemental Indenture Part of Senior Subordinated Notes Indenture. Except as expressly amended hereby, the Senior Subordinated Notes Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Senior Subordinated Notes Supplemental Indenture shall form a part of the Senior Subordinated Notes Indenture for all purposes, and every holder of a Senior Subordinated Note heretofore or hereafter authenticated and delivered shall be bound hereby.

3. Governing Law. THIS SENIOR SUBORDINATED NOTES
SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

4. Trustee Makes No Representations. The Trustee makes no representations as to the validity or sufficiency of this Senior Subordinated Notes Supplemental Indenture.

5. Duplicate Originals. The parties may sign any number of copies of this Senior Subordinated Notes Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

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Guarantor, as applicable, shall pay the fees and expenses of such counsel. The Issuers need not reimburse any expense or indemnify against any loss, liability or expense incurred by an indemnified party solely through such party’s own willful misconduct, negligence or bad faith.

(b) To secure the payment obligations of the Issuers, BP I and the Additional Senior Subordinated Note Guarantor in this Section, the Trustee shall have a Lien prior to the Senior Subordinated Notes on all money or property held or collected by the Trustee other than money or property held to pay principal of and interest on the Senior Subordinated Notes.

10. Successors and Assigns. All covenants and agreements of the Issuers and the Additional Senior Subordinated Note Guarantor in this Senior Subordinated Notes Supplemental Indenture and the Senior Subordinated Notes shall bind their respective successors and assigns. All agreements of the Trustee in this Senior Subordinated Notes Supplemental Indenture shall bind its successors and assigns.

11. Severability. In case any one or more of the provisions contained in this Senior Subordinated Notes Supplemental Indenture or the Senior Subordinated Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Senior Subordinated Notes Supplemental Indenture or the Senior Subordinated Notes.

12. Notices. Any order, consent, notice or communication shall be sufficiently given if in writing and delivered in person or mailed by first class mail, postage prepaid, addressed as follows:

If to any of the Issuers or the Additional Senior Subordinated Note
Guarantor:

Level 22
20 Bond Street,
Sydney, NSW 2000, Australia Attn: Helen Golding
Fax: +61292686693 helen.golding@rankgroup.co.nz

If to the Trustee, Principal Paying Agent, Transfer Agent or Registrar:

The Bank of New York Mellon
101 Barclay Street 4-E
New York, NY 10286
Attn: International Corporate Trust
Fax: (724) 540-6328

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catherine.donohue@bnymellon.com
lesley.daley@bnymellon.com

13. Amendments and Modification. This Senior Subordinated Notes Supplemental Indenture may be amended, modified, or supplemented only as permitted by the Senior Subordinated Notes Indenture and by written agreement of each of the parties hereto.

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IN WITNESS WHEREOF, the parties here have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.